Exhibit 99.1

“Horizon Lines, Inc. Announces Initial Public Offering”

Charlotte, North Carolina, September 26, 2005 — Horizon Lines, Inc. announced today the initial public offering of 12,500,000 shares of its common stock, all of which are being issued and sold by Horizon Lines, at a price of $10.00 per share. Horizon Lines has also granted the underwriters a 30-day option to purchase up to 1,875,000 additional shares from Horizon Lines to cover over-allotments, if any.

The offering is being made through an underwriting syndicate led by Goldman, Sachs & Co. and UBS Investment Bank who are acting as joint book-running managers of the offering. The co-managers are Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.

The offering is being made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from the prospectus departments of Goldman, Sachs & Co. at 85 Broad Street, New York NY 10004, (Tel: 212-902-1171), UBS Securities LLC at 299 Park Avenue, 25th Floor, New York, NY 10171 (Tel: 212-821-3000), Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, NY 10179 (Tel: 212-272-2000), Deutsche Bank Securities Inc. at 1251 Avenue of the Americas, 25th Floor, New York, NY 10020 (Fax: 212-468-5333), or J.P. Morgan Securities Inc. at One Chase Manhattan Plaza, Floor 5B, New York, NY 10018 (Tel: 212-552-5164).

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Media Contact: Michael Avara, Horizon Lines, Inc., 704-973-7000, mavara@horizonlines.com